EXHIBIT 99.1

Synagro Technologies Announces the Resignation of Board Member

    HOUSTON--(BUSINESS WIRE)--June 16, 2005--Synagro Technologies, Inc. (Nasdaq Small Cap:SYGR), ("the Company") announced today that Kenneth Ch'uan-kai Leung, long time Director for Synagro Technologies, Inc. has resigned from the Board of Directors. Mr. Leung's departure is part of a planned transition to an independent Board following the Company's recent secondary offering of common stock on Form S-1.
    Mr. Leung has been with the company since April 1, 1998 and has provided leadership and direction for which Synagro has benefited and is grateful. In addition, Mr. Leung has served as chairman of the Audit Committee and a member of the Executive Committee. "Mr. Leung has been a valued member of our Board of Directors and we appreciate his service," said Robert C. Boucher, the Company's Chief Executive Officer.
    Mr. Leung is Managing Director of investment banking at Sanders Morris Harris and is the Chief Investment Officer of the Environmental Opportunities Fund, Ltd which holds a significant investment of Synagro stock. Additionally, Mr. Leung is the Editor of the Environmental Review. Previously, Mr. Leung was associated with Smith Barney for 17 years, and before that with F. Eberstadt & Company, Inc., Chemical Bank and Chase Manhattan Bank. He received his B.A. from Fordham College and his M.B.A. from Columbia University. Mr. Leung serves on the boards of SystemOne Technologies, Inc., American Ecology Corporation (since Feb. 2005).
    Mr. Leung will continue to be a valued friend of Synagro. The Board accepted his resignation and thanks him for his invaluable service to Synagro.
    Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.
    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to (1) unseasonable weather, (2) changes in government regulations, (3) the ability to find, timely close, and integrate acquisitions, and (4) the ability to access debt and equity financing when needed. Other factors are discussed in Synagro's periodic filings with the Securities and Exchange Commission.

    CONTACT: Synagro Technologies, Inc., Houston
             Robert C. Boucher, Jr., 713-369-1700